Contact: Richard Edwards

Polaris Industries Inc.

763-542-0500

POLARIS INDUSTRIES INC. APPOINTS
STEFAN PIERER TO ITS BOARD OF DIRECTORS

MEDINA, Minn., October 20, 2005 – Polaris Industries Inc. (NYSE/PSE: PII) today announced the appointment of Stefan Pierer to the Company’s Board of Directors effective October 20, 2005.

Mr. Pierer, 49, has been managing director of and a principal shareholder in KTM Power Sports AG and its predecessors since 1992. Polaris is a 24.9% shareholder in KTM. Prior to joining KTM, Mr. Pierer was the authorized officer and sales manager of HOVAL GmbH. He is also a founder of CROSS Industries AG, an Austrian investment company specializing in midsized industrial companies. Mr. Pierer received a business degree from Montanuniversitat in Leoben, Austria.

“We are delighted to have Stefan join our board of directors. He brings extraordinary talent and experience in the Powersports and European markets as well as being a passionate leader who has guided KTM for over 13 successful years,” said Greg Palen, Chairman of the Polaris Board of Directors.

With the appointment of Mr. Pierer, the Polaris Board of Directors now has a total of ten members. Mr. Pierer will also serve as a member on the Technology Committee of the Board of Directors and will stand for re-election to the Polaris Board of Directors at its 2006 Annual Meeting of Shareholders.

About Polaris
Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.
With annual 2004 sales of $1.8 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER for recreational and utility use.
Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.
Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.